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                    BARTLIT BECK HERMAN PALENCHAR & SCOTT LLP
                             1899 Wynkoop, Suite 800
                             Denver, Colorado 80202


                                                           May 10, 2005

Alpha Natural Resources, LLC
Alpha Natural Resources Capital Corp.
406 West Main Street
Abingdon, Virginia 24210

      Re: Registration Statement on Form S-4 of Alpha Natural Resources, LLC and Alpha Natural Resources Capital Corp.

Ladies and Gentlemen:

      We have acted as special counsel to Alpha Natural Resources, LLC, a Delaware limited liability company (the "Company"), Alpha Natural Resources Capital Corp., a Delaware corporation ("Alpha Capital" and, together with the Company, the "Issuers"), each of the Company's wholly-owned direct and indirect subsidiaries listed on Annexes I and II attached hereto (the "Subsidiary Guarantors"), and each of the Company's parent companies listed on Annex III hereto (the "Parent Guarantors" and, together with the Subsidiary Guarantors, the "Guarantors") in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Issuers of $175,000,000 aggregate principal amount of 10% Senior Notes due 2012 (the "Exchange Notes") and the issuance by the Guarantors of guarantees (the "Guarantees") with respect to the Exchange Notes. The Exchange Notes and the Guarantees will be issued under an indenture dated, as of May 18, 2004 (the "Indenture"), among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture thereto dated February 1, 2005 and the Second Supplemental Indenture thereto dated March 30, 2005. The Exchange Notes will be offered by the Issuers in exchange for $175,000,000 aggregate principal amount of their outstanding 10% Senior Notes due 2012 (the "Outstanding Notes").

      We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantors.

      In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

      We have assumed further that (1) each Subsidiary Guarantor listed on Annex II has duly authorized, executed and delivered the Indenture and the Guarantees and (2) the execution, delivery and performance by
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each Guarantor of the Indenture and the Guarantees do not and will not violate the law of its jurisdiction of organization or any other applicable law (excepting the law of the State of Colorado and the federal laws of the United States).

      Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

                  1. When the Exchange Notes have been duly executed,
            authenticated, issued and delivered in accordance with the provisions of the Indenture in exchange for the Outstanding Notes, the Exchange Notes will constitute valid and legally binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms.

                  2. When (a) the Exchange Notes have been duly executed,
            authenticated, issued and delivered in accordance with the provisions of the Indenture in exchange for the Outstanding Notes and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

      Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

      We are members of the Bar of the State of Colorado and, except as set forth in the succeeding sentence, we do not hold ourselves out as being conversant with, and express no opinion as to, the laws of any jurisdiction other than those of the United States of America, the State of Colorado and the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). To the extent that our opinions set forth above are not governed by the Delaware statutes noted above or the laws the United States of America and the State of Colorado, we have assumed such laws are identical in all respects to the laws of the State of Colorado.

      We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not believe that we are "experts" within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.


                                   Very truly yours,

                                   /S/ BARTLIT BECK HERMAN PALENCHAR & SCOTT LLP
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             Annex I -- Delaware and Colorado Subsidiary Guarantors

Alpha Coal Sales Co., LLC
Alpha Land and Reserves, LLC
Alpha Natural Resources Services, LLC
Alpha Terminal Company, LLC
AMFIRE, LLC
AMFIRE Holdings, Inc.
AMFIRE Mining Company, LLC
AMFIRE WV, L.P.
Brooks Run Mining Company, LLC
Dickenson-Russell Coal Company, LLC
Enterprise Mining Company, LLC
Esperanza Coal Co., LLC
Kingwood Mining Company, LLC
Maxxim Rebuild Co., LLC
Maxxim Shared Services, LLC
Maxxum Carbon Resources, LLC
McDowell-Wyoming Coal Company LLC
NatCoal LLC
Paramont Coal Company Virginia, LLC
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                     Annex II -- Other Subsidiary Guarantors

Black Dog Coal Corp.
GTTC LLC
Herndon Processing Company, LLC
Kepler Processing Company, LLC
Litwar Processing Company, LLC
Riverside Energy Company, LLC
Solomons Mining Company
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                         Annex III -- Parent Guarantors

Alpha NR Holding, Inc.
Alpha NR Ventures, Inc.
ANR Holdings, LLC